Exhibit 23.2

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 4, 2013

Boards of Directors

AJS Bancorp, Inc.

A.J. Smith Federal Savings Bank

14757 South Cicero Avenue

Midlothian, Illinois 60445

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by AJS Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by AJS Bancorp, MHC with the Board of Governors of the Federal Reserve System, in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of AJS Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
Michael R. Keller
President

MRK:jmm